Exhibit 99.1

MAIA Biotechnology Granted FDA Rare Pediatric Disease Designation for THIO as a Treatment for Pediatric High-Grade Gliomas

CHICAGO – December 16, 2024 - MAIA Biotechnology, Inc., (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company developing targeted immunotherapies for cancer, today announced that the FDA has designated THIO for the treatment of pediatric-type diffuse high-grade gliomas (PDHGG) as a drug for a “rare pediatric disease.”

“THIO is a versatile anti-cancer agent that has demonstrated positive results in multiple difficult to treat cancer types, including pediatric high-grade glioma, which is among the most treatment resistance cancers in children. THIO is shown to activate the immune system while evading tumor immunosuppression, a novel therapeutic approach for this devastating childhood disease,” said MAIA Chairman and Chief Executive Officer Vlad Vitoc, M.D. “We are proud to receive the FDA’s Rare Pediatric Disease designation for THIO, which significantly bolsters our plans for continuing research in the PDHGG indication.”

MAIA’s Vice President and Head of Regulatory and Quality K. Robinson Lewis added, “Rare pediatric disease designation also offers a highly valuable incentive for MAIA. Upon FDA approval of a future new drug application in PDHGG, MAIA would be eligible to receive a priority review voucher that can be redeemed or sold as an asset at a very high valuation.”

Rare pediatric disease priority review vouchers (PRVs) can be redeemed by drug developers for FDA priority review of a different product or transferred or sold to another sponsor. Since 2015, FDA priority review vouchers have sold as assets at an average amount of $100 million.1

Previous research showcased THIO’s potency as a treatment for a PDHGG subtype known as diffuse intrinsic pontine glioma (DIPG). A research collaboration between MAIA and Nationwide Children’s Hospital found that THIO combined with ionizing radiation (IR) resulted in significantly decreased cell proliferation and produced potent anticancer effects in highly aggressive DIPG. The data was presented in April 2024 at the American Association for Cancer Research (AACR) Annual Meeting.

MAIA collaborated with Only Orphans Cote for THIO’s designation request. Only Orphans Cote is a foremost provider of regulatory services and strategies for FDA orphan drug designations and marketing authorization.

In addition to its rare pediatric disease designation in PDHGG, THIO holds orphan drug designations (ODD) in three cancer types: hepatocellular carcinoma (HCC), small cell lung cancer (SCLC) and glioblastoma. MAIA believes that THIO is the only direct telomere-targeting agent currently in clinical development.

1 Pharmaceutical Technology, GlobalData Pharma Intelligence Centre, January 2024

About THIO

THIO (6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in Non-Small Cell Lung Cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine (THIO) induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. THIO-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment with THIO followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. THIO is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is THIO, a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

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